EXHIBIT 99.1

FOR IMMEDIATE RELEASE

October 28, 2003

ILX ANNOUNCES THIRD QUARTER RESULTS

PHOENIX—October 28, 2003--ILX RESORTS INCORPORATED (AMEX: ILX), a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States announced today its results for the nine months ended September 30, 2003.

Revenue for the third quarter of 2003 of $17.6 million and for the nine months ended September 30, 2003 of $49.8 million exceeded prior year by 15.9% and 15.6% respectively.  Net income for the third quarter of 2003 was $674,000, and both basic and fully diluted earnings per share were $0.23, an increase of 9.5% and 15%, basic and diluted respectively over 2002.  Net income for the nine months ended September 30, 2003 was $2.2 million, and basic and fully diluted earnings per share were $0.74 and $0.73.  For the same quarter last year net income, basic and fully diluted earnings per share were $634,000, $0.21, and $0.20.  Net income, and basic and fully diluted earnings per share for the nine months ended September 30, 2002 were $2.3 million, $0.76 and $0.73, excluding the gain on a sale leaseback transaction in the first quarter, and $2.6 million, $0.88 and $0.85, including that transaction.

“Our third quarter results reflect revenue growth in all three components of our operations, including our core business of sales of vacation ownership interests, interest income from the financing of consumer purchases and resort operating revenue,” said Joe Martori, Chairman and CEO.  “We are pleased to report sales of vacation ownership interests to our existing owners at a level matching last year’s strong performance and significant increase in sales to new customers from both our San Carlos and Las Vegas offices.”

Martori continued, “Not reflected in third quarter results is the relocation in late September of our Las Vegas sales operation from its offsite location to our Premiere Vacation Club destination in Las Vegas, The Carriage House Deluxe Suite Hotel.  Our sales center on the top floor of the Carriage House enhances the ability for prospective customers to see and experience firsthand a part of Premiere Vacation Club, and the opportunity to present our product to the many vacation owners and guests staying at the resort.  While we anticipate that our sales volume in Las Vegas will decrease materially, we believe that this venue offers us a better alternative to increase sales efficiency and reduce marketing costs on fewer targeted tours.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX’s portfolio of world-class properties includes six resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, land adjacent to an existing resort in northern Arizona and 44 acres of land one mile from the Las Vegas Strip, to both of which the Company holds development rights.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, pending litigation and other risks detailed in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

10/29/03

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